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Exhibit 99.1

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of July 16, 2003 by and between Abbott Laboratories, a corporation organized under the laws of the State of Illinois (the "Seller"), and Faulding Pharmaceutical Co., a corporation organized under the laws of the State of Delaware (the "Purchaser").

PRELIMINARY STATEMENTS

A.
The Seller and the Purchaser are parties to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated July 16, 2003, pursuant to which the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, subject to the terms and conditions thereof, certain assets of the Seller as set forth therein.

B.
Subject to the closing of the Asset Purchase Agreement, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller the Two Million (2,000,000) shares of common stock of NaPro BioTherapeutics, Inc., a Delaware corporation ("NaPro"), acquired by the Seller pursuant to the Stock Purchase Agreement between the Seller and NaPro dated as of July 23, 1999, as such shares may be adjusted in the event of stock dividends, split ups, reverse split ups, mergers, recapitalizations, subdivisions, exchanges of shares or the like, owned by Seller or any of its affiliates (the "Shares").

        NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES.

        1.1.    Purchase and Sale.    On the terms and subject to the conditions of this Agreement and the Asset Purchase Agreement, simultaneously with the closing of the Asset Purchase Agreement, and only upon such closing, the Seller shall sell, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares.

        1.2.    Purchase Price.    The aggregate purchase price to be paid by the Purchaser to the Seller for the Shares shall be the closing price for a share of common stock of NaPro BioTherapeutics, Inc. on the last trading day immediately prior to closing, multiplied by the number of Shares.

        1.3.    Delivery of the Shares.    The Seller shall deliver to the Purchaser at the closing stock certificate(s) representing the Shares, each such certificate to be accompanied by a stock power executed by the Seller.

SECTION 2. MISCELLANEOUS.

        2.1.    Notices.    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested; (b) a nationally recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party's address as set forth in the Asset Purchase Agreement or at such other address as may from time to time be furnished by similar notice by either party. All notices shall be effective upon such personal delivery or delivery to such courier, upon transmission by facsimile, or three calendar days after it is sent by such registered or certified mail, as the case may be. Copies shall be sent in the same manner as originals.

        2.2.    Descriptive Headings.    The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        2.3.    Counterparts.    This Agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

        2.4.    Entire Agreement.    This Agreement, the Asset Purchase Agreement, the agreements related hereto and thereto, and the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the related agreements.

        2.5.    Fees and Expenses.    Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

        2.6.    Independent Contractors.    Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between the Seller and the Purchaser, or to constitute one as the agent of the other. Both the Seller and the Purchaser shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority, express or implied, to act for, bind, or commit the other party.

        2.7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

        2.8.    Specific Performance.    The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

        2.9.    Assignment.    This Agreement may not be assigned by any party hereto without the prior written consent of the other party, provided, however, this Agreement may be assigned by a party to an Affiliate without the consent of the other party. Any attempted assignment in violation of this Section shall be void.

        2.10.    Successors and Assigns.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        2.11.    Severability.    In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

        2.12.    Alternative Dispute Resolution.    Any controversy, dispute or claim arising out of or relating in any way to this Agreement, the Asset Purchase Agreement, or the agreements or the transactions contemplated hereunder or thereunder shall be resolved pursuant to the alternative dispute resolution procedures set forth in Exhibit F to the Asset Purchase Agreement.

        2.13.    Interpretation.

        (a)   In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        (b)   The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "shall" shall be construed to have the same meaning and effect as the word "will". Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (B) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended; (C) any reference herein to any Person shall be construed to include the Person's successors and assigns; (D) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (E) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement, except as otherwise set forth herein.

* * *

        IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the date first written above.

ABBOTT LABORATORIES
By:	/s/ CHRISTOPHER B. BEGLEY
Name:	Christopher B. Begley
Title:	Senior Vice President, Abbott Laboratories President, Hospital Products Division
FAULDING PHARMACEUTICAL CO.
By:	/s/ STUART BRUCE JAMES
Name:	Stuart Bruce James
Title:	Director

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  Exhibit 99.1
STOCK PURCHASE AGREEMENT